UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         -------------------------------
                                (Amendment No.)*


                             ROYCE BIOMEDICAL, INC.
                             ----------------------
                                (Name of Issuer)

                        Common Stock, _$ 0.001 Par Value
                        --------------------------------
                         (Title of Class of Securities)

                                    000-29895
                                 --------------
                                 (CUSIP Number)

                                February 14, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 000-29895
--------------------------------------------------------------------------------
      1. Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

           Palm Coast Funding LLP
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      2. Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)   ........................................................ [ ]
           (b)   ........................................................ [ ]
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      3. SEC Use Only

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      4. Citizenship or Place of Organization:

           Belize
--------------------------------------------------------------------------------
                         5.      Sole Voting Power

    Number of                    23,000,000
      Shares            --------------------------------------------------------
   Beneficially          6.      Shared Voting Power
     Owned by
       Each                      0
    Reporting           --------------------------------------------------------
      Person             7.      Sole Dispositive Power
       With
                                 23,000,000
                        --------------------------------------------------------
                         8.      Shared Dispositive Power

                                 0
--------------------------------------------------------------------------------
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           23,000,000
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
                                                                          [ ]
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)
          29.5%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)
          CO
--------------------------------------------------------------------------------

ITEM 1   (a).     NAME OF ISSUER:
                  Royce Biomedical, Inc.

ITEM 1   (b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  433 Town Center, Suite 316
                  Corte Madera, CA 94925

ITEM 2   (a).     NAME OF PERSON FILING:
                  Palm Coast Funding LLP

ITEM 2   (b).     ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  31 Roehampton Avenue, Suite 206
                  Toronto, ON M4P-1P9

ITEM 2   (c).     CITIZENSHIP:
                  Belize

ITEM 2   (d).     TITLE OF CLASS OF SECURITIES:
                  Common stock, par value $0.001 per share

ITEM 2   (e).     CUSIP NO.:
                  000-29895

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                 (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                 (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                 (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

                 (e) [ ] An investment adviser in accordance with ss. 240.13d- 1(b)(1)(ii)(E);

                 (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

                 (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

                 (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                 (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                 (j) [ ]   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

                 Not Applicable

ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 23,000,000.

(b) Percent of class: 29.5%.

(c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote:   23,000,000.

         (ii)  Shared power to vote or to direct the vote: 0.

         (iii) Sole power to dispose or to direct the disposition of:
                                                           23,000,000.

         (iv)  Shared power to dispose or to direct the disposition of: 0.

ITEM 5.  OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

                  Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                PALM COAST FUNDING LLP

                                                By: /s/ Sherry L. Chelchowski
                                                    --------------------------
                                                Name:  Sherry L. Chelchowski
                                                Title: General Partner

Date:  March 3, 2005